Exhibit 10.18

SMITHFIELD FOODS, INC.
EXECUTIVE STOCK PURCHASE PLAN

EFFECTIVE OCTOBER 1, 2009

SMITHFIELD FOODS, INC.
EXECUTIVE STOCK PURCHASE PLAN

1.    PURPOSE.    This Plan is intended to permit Participants to defer payment of a specified portion of certain awards earned under the Company’s 2008 Incentive Compensation Plan (the “Incentive Compensation Plan”), to the extent such awards are payable in the form of Company Stock, and allow the Company to provide a match for such deferrals. This Plan is intended to benefit a “select group of management or highly compensated employees,” as that term is used under Title I of the Employee Retirement Income Security Act of 1974, as amended. As a nonqualified deferred compensation plan, the Plan is designed to meet the requirements of Code section 409A and the regulations and guidance issued there under and shall be interpreted in all cases so as to satisfy such requirements.
2.    DEFINITIONS. The following definitions apply to this Plan and to any related documents.

(a)
Beneficiary or Beneficiaries means a person or persons or other entity that a Participant designates on a Beneficiary Designation Form to receive benefit payments. If a Participant does not execute a valid Beneficiary Designation Form, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the benefit, the Participant’s Beneficiary or Beneficiaries shall be the first of the following persons who survive the Participant: a Participant’s spouse (the person legally married to the Participant when the Participant dies); the Participant’s children in equal shares. If none of these persons survive the Participant, the Beneficiary shall be the Participant’s estate.

(b)	Beneficiary Designation Form means the form that a Participant uses to name the Participant’s Beneficiary or Beneficiaries.

(c)	Board means the Board of Directors of the Company.

(d)	Change of Control means a “Qualifying Change of Control” as defined in the Incentive Compensation Plan.

(e)	Code means the Internal Revenue Code of 1986, as amended.
(f)    Committee means the Compensation Committee of the Board.

(g)	Company means Smithfield Foods, Inc. and any successor business by merger, purchase, or otherwise that maintains the Plan.

(h)	Company Stock means the common stock of the Company.

(i)	Deferral Election Form means the form that a Participant uses to elect to defer his or her Performance Award pursuant to Plan Section 3.

(j)
Deferred Account means a bookkeeping record established for each Participant who has elected to defer a portion of his or her Performance Award pursuant to Plan Section 3. A Deferred Account shall be established only for purposes of measuring a Participant’s deferred benefits under the Plan and not to segregate assets or to identify assets that may be used to satisfy any deferred benefits. A Deferred Account shall be credited with that amount of a Participant’s Performance Award deferred according to a Participant’s Deferral Election Form.

(k)
Disability or Disabled means a medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months (i) which prevents the affected Participant from engaging in any substantial gainful activity or (ii) on account of which the affected Participant receives income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan.

(l)
Distribution Election Form means a form that a Participant uses to establish the timing and method of payments of benefits from a Participant’s Deferred Account and Match Account. If a Participant does not execute a valid Distribution Election Form, the distribution of the Participant’s benefits under this Plan shall be governed by Plan Section 5(d).

(m)	Effective Date with respect to the Plan means October 1, 2009.

(n)
Election Date means the date on or before which an Executive must submit a valid Deferral Election Form in order to defer payment of the Executive’s Performance Award. For each Performance Award, the Election Date shall generally be the last day of the Company’s fiscal year preceding the Plan Year in which the applicable Performance Period commences, unless the Performance Award is a Qualified Award, in which case the Election Date shall be a date which is no later than six months prior to the end of the applicable Performance Period for such Qualified Award. In addition, an Executive may submit a Deferral Election Form within 30 days of the Effective Date for a Performance Award for the first Plan Year.

(o)
Executive means an individual employed by the Company as President and Chief Executive Officer, President and Chief Operating Officer, Pork Group, Chief Financial Officer, Executive Vice President, Senior Vice President or Vice President or as President of one of the Company’s independent operating companies.

(p)	Participant means, for any Plan Year, an Executive who has submitted a valid Deferral Election Form in respect to his or her Performance Award.

(q)
Performance Award means that portion of a Participant’s Performance Grant, Performance Share, or Performance Share Unit awarded under the Incentive Compensation Plan (or any successor plan) that is payable to an Executive by the Company or a subsidiary of the Company in the form of Company Stock. The term “Performance Award” includes a Qualified Award.

(r)	Performance Period means the period over which the applicable performance criteria on which an Executive’s Performance Award is based are to be measured.

(s)	Plan means the Smithfield Foods, Inc. Executive Stock Purchase Plan.

(t)	Plan Year means the fiscal year of the Company.

(u)
Qualified Award means a Performance Award that is based on services to be performed over at least a twelve consecutive-month Performance Period where (i) the payment of the Performance Award or the amount of the Performance Award is contingent on the satisfaction of organizational or individual performance criteria, and (ii) the performance criteria are not substantially certain to be met at the time a deferral election is permitted. Subjective performance criteria are permitted, but any subjective performance criteria must relate to the performance of the Participant, a group of employees that includes the Participant, or a business unit for which the Participant provides services (which may include the entire Company); and (ii) the determination that any subjective performance criteria have been met must not be made by the Participant or a family member of the Participant. Notwithstanding the foregoing, a Qualified Award does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established, or that is based solely on the value of, or appreciation in value of, the Company or Company Stock.

(v)	Retirement means any Separation from Service on or after age 55.

(w)	Separation from Service means the date on which the Executive has a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h), including a Retirement.

(x)
Specified Employee means a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations and other generally applicable guidance there under, as determined under a policy established by the Company, or, if no policy is adopted, as determined under the default rules of Treasury Regulations Section 1.409A-1(i).

(y)	Unforeseeable Emergency means an “unforeseeable emergency” as defined in Treasury Regulations Section 1.409A-3(i)(3).

3.    DEFERRAL ELECTIONS.

A Participant may elect to defer receipt of all or a portion of the Participant’s next Performance Award. The following provisions apply to all such deferral elections:

(a)
A Participant may elect receive up to 25% of the Participant’s annual cash incentive award in the form of a deferred Performance Award under this Plan. The Performance Award shall be subject to the same conditions as the annual cash incentive award.

(b)
The election to defer an annual cash incentive award and receive a Performance Award shall be made by using a Deferral Election Form. The Deferral Election Form shall specify the amount of the Performance Award to be deferred. A deferral election shall be valid only when the Deferral Election Form is completed and received by the Company on or before the applicable Election Date. A Participant who has not submitted a valid Deferral Election Form to the Company on or before the applicable Election Date may not defer any part of the Participant’s Performance Award to this Plan.

(c)
Amounts of the Performance Award deferred using a valid Deferral Election Form shall be credited to the Participant’s Deferred Account. These amounts shall be credited to the Deferred Account as of the date on which the Performance Award would have been distributed to the Participant, but for the deferral. The amounts credited to a Participant’s Deferred Account shall be deemed held in Company Stock. The amounts credited to a Participant’s Deferred Account shall be 100% vested at all times.

(d)	Distributions from the Participant’s Deferred Account shall be governed by the Participant’s Distribution Election Form, subject to the terms and conditions of Plan Sections 5 and 6.

(e)
The Company may reject any Deferral Election Form that does not conform to the provisions of the Plan. The Company’s rejection must be made on a uniform basis with respect to similarly situated Participants. If the Company rejects a Deferral Election Form, the Participant shall be paid the amounts the Participant would have been entitled to receive if the Participant had not submitted the rejected Deferral Election Form.

(f)
A Participant may not revoke a Deferral Election Form after the applicable Election Date. Any revocation on or before the applicable Election Date will have the same effect as a failure to submit a Deferral Election Form. Any writing signed by a Participant expressing an intention to revoke the Participant’s Deferral Election Form and delivered to the Company before the close of business on the Election Date shall serve as a revocation.

4.     COMPANY MATCH.

(a)
For each share of Company Stock which is actually deferred by a Participant for a Plan Year, the Company may make a matching contribution (the “Company Match”). The Company Match will be held in a separate account for the Participant (the “Match Account”). The Company Match will be equal to 100% of the shares of Company Stock which are actually deferred by a Participant. The Company may change the amount of the Company Match at any time. The Company Match will be made in the form of Restricted Stock or Restricted Stock Units under the Incentive Compensation Plan.

(b)
The Company Match for each year shall be subject to a vesting schedule as determined by the Company at the time that the Company Match is made. The vesting schedule shall provide that the Company Match shall not vest less than three (3) years from when the Company Match is made. All unvested Company Match will be forfeited on the Participant’s Separation from Service, except due to death or Disability. Upon a Participant’s Separation from Service due to death or Disability, all unvested Company Match will be immediately vested.

(c)	All benefits in that Participant’s Match Account under the Plan shall be deemed invested in the Smithfield Stock Fund at all times.

5.	DISTRIBUTION ELECTIONS.

(d)
Distributions of benefits from a Participant’s Deferred Account and Match Account shall be governed by the Participant’s Distribution Election Form. A Participant may amend or revoke an existing Distribution Election Form only by submitting a subsequent Distribution Election Form, subject to the terms and conditions of subsection (b) below. If a Participant does not submit a Distribution Election Form, distributions from such Participant’s Deferred Account and Match Account shall be governed by subsection (d) below. A Participant’s Distribution Election Form shall not apply to any unvested amount in his Match Account.

(e)
A Participant may submit a subsequent Distribution Election Form in order to delay the payment or change the method of distribution of any benefits payable under this Plan. The subsequent Distribution Election Form shall not take effect until at least twelve months after the date on which the subsequent election is made. In the case of a subsequent election related to a payment not on account of death, Disability, or Unforeseeable Emergency, the first payment with respect to which such subsequent election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made. Any subsequent election related to a payment at a specified time may not be made less than twelve months prior to the date of the first scheduled payment. The Company may establish additional procedures, conditions, and limitations, not inconsistent with this subsection (b), relating to the submission of a subsequent Distribution Election Form.

(f)
The Company may reject any Distribution Election Form which does not conform to the provisions of this Plan or modify any Distribution Election Form in order to comply at any time with any federal, state or local securities or tax laws or regulations, provided that such modification would not result in an impermissible acceleration of benefit payments under this Plan. The Company’s rejection or modification must be made on a uniform basis with respect to similarly situated Participants.

(g)
A Participant who has failed to submit a valid Distribution Election Form shall be deemed to have elected to receive a distribution of his or her benefits under this Plan in a single lump sum to the Participant (or, in the case of death, to the Participant’s Beneficiary) as soon as is practicable after the Participant’s Separation from Service. Notwithstanding the foregoing, in the case of a Participant who is a Specified Employee, a distribution from the Participant’s Deferred Account and Match Account after the Participant’s Separation from Service shall not be made until the earlier of: (i) the date which is six months after the Participant’s Separation from Service, or (ii) the Participant’s death.

6.     DISTRIBUTIONS.

(a)
All benefits under this Plan, less withholding for applicable income and employment taxes, shall be distributed by the Company or its designee. Any benefits shall be distributed in shares of Company Stock, with fractional shares rounded to the nearest whole share.

(b)
A Participant’s Distribution Election Form shall specify the timing of distributions of benefits from the Participant’s Deferred Account and Match Account. Distributions from a Participant’s Deferred Account and Match Account shall commence in the method specified in subsection (c) no earlier than one of the following specified events:

(i)	the Participant’s Separation from Service (including Retirement);

(ii)
a specified time or times (such as the Participant’s attainment of a certain age). The specified time must be at least three (3) years after the end of the performance period for a Performance Award that is subject to a Deferral Election Form;

(iii)	the Participant’s death;

(iv)	the Participant’s Disability;

(v)	an Unforeseeable Emergency; or

(vi)	a Change of Control.

Notwithstanding any other provision in this Plan or the Participant’s Distribution Election Form to the contrary, distributions from a Participant’s Deferred Account and Match Account shall be completed no later than the tenth calendar year following the Plan Year in which the Participant’s Separation from Service occurs. The Company may establish additional procedures, conditions, and limitations relating to the timing of distributions from a Participant’s Deferred Account and Match Account.

(c)
A Participant’s Distribution Election Form shall also specify the method of distributions of benefits from the Participant’s Deferred Account and Match Account. The possible methods of distributions shall be limited to either a single lump-sum payment or a series of annual installment payments for a period of between two and ten years. Installment payments shall be made in such amounts and at such times as specified in the Participant’s Distribution Election Form. During the installment payment period, the unpaid balance of a Participant’s Deferred Account and Match Account, if any, shall continue to be maintained in the Participant’s Deferred Account and Match Account. In the event of the Participant’s death after installment payments under this Section have already commenced, the installment payments shall continue to be made to the Participant’s Beneficiary or Beneficiaries in the manner provided by the Participant on the Participant’s Distribution Election Form. If a Participant has elected to take a single lump-sum distribution at a specified time, the Participant’s Distribution Election Form shall specify that the single lump sum shall be paid as soon as is practicable after the specified time occurs.

(d)
In the event that a Participant dies prior to the specified date or event in respect to which the Participant elected to receive or begin receiving distributions, the balance of the Participant’s Deferred Account and Match Account shall be distributed in a single lump sum to the Participant’s Beneficiary or Beneficiaries as soon as is practicable after the Participant’s death occurs.

(e)
In the event that a Participant has a Separation from Service prior to the specified date or event in respect to which the Participant elected to receive or begin receiving distributions, the balance of the Participant’s Deferred Account and Match Account shall be distributed upon the Separation from Service in the method as provided in the Participant’s Distribution Election Form, subject to subsection (f).

(f)
Notwithstanding any other provision of this Plan to the contrary, in the case of a Participant who is a Specified Employee and who is scheduled to receive or begin receiving distributions after a Separation from Service, including Retirement, distributions from such Participant’s Deferred Account and Match Account, if any, shall not be made or commence to be made until the earlier of: (i) the date which is six months after the Participant’s Separation from Service; or (ii) the Participant’s death.

(g)
In the event of the Participant’s Disability, distributions under this Section shall be made to the Participant in the manner provided on the Participant’s Distribution Election Form. If the Participant has not made a distribution election with respect to a Disability, distributions shall be made to the Participant in equal annual installments over a period of ten years, commencing as soon as practicable after the Company’s determination of the Participant’s Disability. If a disabled Participant returns to work before the balance in the Participant’s Deferred Account and Match Account is completely distributed, distribution payments shall cease and the remaining balance in the Participant’s Deferred Account and Match Account shall be maintained until the distribution date elected by the Participant on the Participant’s Distribution Election Form.

(h)
In the event of an Unforeseeable Emergency, distributions from the Participant’s Deferred Account and Match Account may be made to the Participant in accordance with procedures established by the Company, provided that any such distributions shall be made only in the amounts necessary to satisfy the emergency plus amounts needed to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance of otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). The Company shall have sole discretion regarding the amount of such distributions, if any.

(i)
Notwithstanding any other provision of this Plan or a Participant’s Distribution Election Form to the contrary, the Committee in its sole discretion may postpone the distribution of all or part of a Participant’s benefits to the extent that the payment would not be deductible under Code section 162(m) or any successor thereto. A benefit distribution that is postponed pursuant to the preceding sentence shall be paid as soon as it is possible to do so within the deduction limitations of Code section 162(m).

(j)
The Participant shall name a Beneficiary or Beneficiaries using the Beneficiary Designation Form. A Participant may use only one Beneficiary Designation Form to designate one or more Beneficiaries for all of the Participant’s Benefits under the Plan. Such designations are revocable.

7.         COMPANY’S OBLIGATION. The Plan shall be unfunded. The Company shall not be required to segregate any assets that at any time may represent a Participant’s benefits under the Plan. The Company may establish a grantor trust (within the meaning of Code sections 671 through 679) for Participants and Beneficiaries and may deposit funds with the trustee of such trust in order to provide for the benefits to which Participants and Beneficiaries may be entitled under the Plan. Any funds deposited with the trustee or trustees of such trust, and the earnings thereon, will be dedicated to the payment of benefits under the Plan but shall remain subject to the claims of the general creditors of the Company. Any liability of the Company to a Participant or Beneficiary under this Plan shall be based solely on any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

8.         CONTROL BY PARTICIPANT. A Participant shall have no control over the Participant’s benefits under the Plan except according to the Participant’s Deferral Election Form, Distribution Election Form, and Beneficiary Designation Form.

9.         CLAIMS AGAINST PARTICIPANT’S BENEFIT.

10.     AMENDMENT OR TERMINATION. Except as otherwise provided, this Plan may be altered, amended, suspended, or terminated at any time by the Committee. The Committee may not alter, amend, suspend, or terminate this Plan without the consent of that Participant if such action would result in (i) a distribution of the Participant’s benefits in any manner not provided in the Plan or (ii) immediate taxation of a benefit to a Participant.

11. ADMINISTRATION.

(a)
This Plan shall be administered by the Company. The Company shall interpret the Plan, establish regulations to further the purposes of the Plan, and take any other action necessary to the proper operation of the Plan. To the extent authorized by the Company, any action required to be taken by a Participant may be taken in writing, by electronic transmission, by telephone, or by facsimile, except for a beneficiary designation which must be in writing. Prior to paying a benefit under the Plan, the Company may require the Participant, former Participant or Beneficiary to provide such information or material as the Company, in its sole discretion, shall deem necessary to make any determination it may be required to make under the Plan. The Company may withhold payment of a benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness. The Company, by action of its Board of Directors, may delegate all or any of its responsibilities and powers to any persons selected by it, including the Committee and any designated officers or employees of the Company.

(b)
If for any reason a benefit payable under this Plan is not paid when due, the Participant or Beneficiary may file a written claim with the Committee to review claims for benefits under the Plan. If the claim is denied or no response is received within forty-five (45) days after the date on which the claim was filed with the Committee (in which case the claim will be deemed to have been denied), the Participant or Beneficiary may appeal the denial to the Board within sixty (60) days of receipt of written notification of the denial or the end of the forty-five day period, whichever occurs first. In pursuing an appeal, the Participant or Beneficiary may request that the Board review the denial, may review pertinent documents, and may submit issues and documents in writing to the Board. A decision on appeal will be made within sixty (60) days after the appeal is made, unless special circumstances require the Board to extend the period for another sixty (60) days.

(c)
The Company shall interpret this Plan for all purposes in accordance with Code section 409A. Notwithstanding any other provision in this Plan to the contrary, the Company shall not accelerate the time or schedule of any benefit payment under this Plan, except as specifically provided in Code section 409A and the regulations and other guidance issued thereunder.

12.     NOTICES. All notices or elections required under the Plan must be in writing. A notice or election shall be deemed delivered if it is delivered personally or sent registered or certified mail to the person at the person’s last known business address.
13.     WAIVER. The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.
14.     CONSTRUCTION. This Plan shall be adopted and maintained according to the laws of the Commonwealth of Virginia (except its choice-of-law rules and except to the extent that such laws are preempted by applicable federal law). Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or enforceable, the validity or enforceability of any other provision shall not be affected. Use of one gender includes all, and the singular and plural include each other.